Certain portions of the exhibit have been redacted as such portions are not material and the type of information that the Company treats as private or confidential.

ENGLISH TRANSLATION

OF

AGREEMENT DATED MARCH 21, 2007 BETWEEN BIOHARVEST LTD. AND THE LICENSOR (IN HEBREW)

[NAME REDACTED]

[NAME REDACTED]

[ADDRESS REDACTED]

Date: 21/03/2007

HI-NUTRA BIOSCIENCES LTD.

[ADDRESS REDACTED]

Ref: [NUMBER REDACTED] Re: HI-NUTRA BIOSCIENCES LTD.

Please find attached a copy of the Undertaking/Agreement regarding: [NAMES REDACTED]=Use of Health Components from Grapevine Cells.

Please quote the above reference number in any future correspondence regarding this agreement.

Sincerely,

[NAME REDACTED]

[TITLE REDACTED]

Research No. [NUMBER REDACTED]

Agreement

Made and entered into on this 21st day of March, 2007.

Between:

[NAME REDACTED]

(the “[NAME REDACTED]”)

And:

HI-NUTRA BIOSCIENCES LTD.

[ADDRESS REDACTED]

(the “Company")

WHEREAS the Company is interested in financing a research and development program for the use of healthy anti-inflammatory components from grapevine [VARIETY REDACTED] as specified in this Agreement and its appendices;

WHEREAS the Government, through [NAME REDACTED] has the know-how and experience required to perform the research in accordance with the program as defined below in this Agreement (the “Program"); and

WHEREAS the parties are interested in cooperating in the implementation and execution of the Program as specified in detail in this Agreement below;

NOW THEREFORE, it is hereby agreed, stipulated and declared between the parties as follows:

1.Interpretation

1.1. The preamble to this Agreement and its appendices constitute an integral part thereof.

1.2.The following terms shall have the meanings set forth beside them below:

1.2.1.The “Program" A research and development program for use of healthy components from grapevine [VARIETY REDACTED] based upon the Patent as described and detailed in Appendix A to this Agreement.

1.2.2.The “Program Budget" The research budget as specified in Section 9 below, including any additions and changes thereto agreed upon by the parties in accordance with this Agreement.

1.2.3.The “Patent" Patent application no. [NUMBER REDACTED].

1.2.4.The “Program Products" Health components including anti-inflammatory materials originating from grapevine [VARIETY REDACTED] which shall be produced and/or developed during and/or as a result of implementation of the Program for the purpose of producing functional food products which uniquely includes the materials for reducing the level of inflammation in the body mainly for preventing atherosclerosis, while using the Patent and/or additional patents that shall be developed during the execution of the Program.

1.2.5.The “Company's Representative" Whomever appointed by the Company's management to represent it for the purposes hereof.

1.2.6.The “[NAME REDACTED]'s Representative" Unless expressly stated otherwise, [POSITION REDACTED].

1.2.7.The “Consideration" The final proceeds received by the Company less agency commissions related to the transaction.

1.2.8.The "Intellectual Property" Patents, copyrights, trademarks, trade secrets.

1.2.9."Know-How" Any technological information, inventions, patent applications, techniques, methods, formulations in writing, genetic information, components, strains, hybrids, information regarding manufacturing processes, testing methods and any other information created during the Program and/or directly related to the Program and/or as Program Products and/or to healthy components from grapevine [VARIETY REDACTED].

1.3.The titles of the sections of this Agreement are for convenience only, and no significance is to be attached to them in interpreting it.

1.4.This Agreement is an exhaustive agreement of the legal relations between the parties, and no significance is to be attached to any negotiation, understanding, undertaking and/or situation which existed, if existed, between the parties expressly or impliedly, whether in writing or orally, prior to the execution of this Agreement,

1.5.No modification of this Agreement shall be valid unless made in writing and signed by both parties hereto.

1.6.No modification of the research program shall be valid unless an amended program is appended to this Agreement.

2.Declarations of the [NAME REDACTED]

  The [NAME REDACTED] declares and undertakes as follows:

2.1.It is acquainted with and aware of the Program, its details and objectives.

2.2.It has at its disposal the means and resources including skilled, experienced and professional manpower of a high level, insofar as required for the fulfillment of its undertakings hereunder in accordance with the Program.

2.3.Its engagement in this Agreement has received all of the approvals required for signing this Agreement and fully performing all of its sections.

2.4.There is no preclusion, at law or agreement, to its engagement under this Agreement.

2.5.To the best of its knowledge, it is the full and lawful owner of the Know-How and intellectual property embodied in the Patent and any Know-How and/or intellectual property required for the purpose of implementing the Program.

3.Declarations of the Company

  The Company declares and undertakes as follows:

3.1.It has examined, is acquainted with and aware of the Program, its details and objectives.

3.2.It has examined the Patent and all of the information contained therein.

3.3.It is able and capable of financing the implementation of the Program.

3.4.It has at its disposal the resources required for the fulfillment of its undertakings hereunder.

3.5.Its engagement in this Agreement has received all of the approvals required for signing this Agreement and fully performing it in all of its sections.

3.6.There is no preclusion, at law or agreement, to its engagement in this Agreement.

4.Operational Activities

  The [NAME REDACTED] and the Company shall implement the Program jointly, all in accordance with and subject to the terms of this Agreement.

5.Undertakings of the [NAME REDACTED]

  The [NAME REDACTED] undertakes as follows:

5.1.To employ its best efforts for the implementation and achievement of the objectives of the Program and to make available the required means and resources and its ability to fulfill its undertakings hereunder in accordance with the provisions hereof.

5.2.Throughout the implementation of the Program to make available the required manpower, including that specified in Appendix A and collectively in this Agreement as the Chief Researcher, appropriate researchers in a manner to enable full implementation of the Program in the manner of an expert, as accepted in the field, within the timetable as specified in this Agreement. The Chief Researcher on behalf of the [NAME REDACTED] shall be [NAMES REDACTED] of the [ORGANIZATION REDACTED] (the “Chief Researcher").

5.3.If the Chief Researcher and/or any of the researchers should cease to act in their position and/or should be transferred from their position, then, the [TITLE REDACTED] of the [NAME REDACTED] shall appoint an appropriate replacement for the Chief Researcher and shall notify the Company thereof, in order to receive the Company's written approval for the replacement. In the event that a replacement Chief Researcher is not appointed, for any reason whatsoever, or that the appointed replacement is not acceptable to the Company or is not properly fulfilling its position in the Company's opinion, the Company shall be entitled to notify of the termination of this Agreement and/or the Program and in such case the provisions of Section 7.3 below shall apply.

5.4.To maintain full, detailed and accurate records throughout the professional implementation of the Program, in all of its stages and sections.

5.5.To report to the Company regarding the implementation and progress of the Program by means of a monthly concise report (not exceeding two (2) pages) and a detailed report once every six (6) months, and to provide the Company with an annual report at the end of each research year. The reports shall contain all of the professional details related to the implementation of the Program, including, without limitation, the progress of the work during the period regarding which the report is submitted; the results of field and laboratory trials; at the termination of the Program to submit a summarizing report to the Company.

The [NAME REDACTED] further undertakes to provide the Company with a financial report once every six months regarding the implementation of the Program and a summarizing financial report at the end of each year.

5.6.It is known to the Company that the [NAME REDACTED] does not undertake to reach, during the period of implementation of the Program, any results and/or results arising from the Program and/or commercial economic results.

5.7.Notwithstanding the above, the [NAME REDACTED] shall be liable for any damage or loss caused as a result of the [NAME REDACTED]'s negligence or anyone on its behalf regarding the implementation of its part within the framework of the Program.

6.Undertakings of the Company

6.1.To make available professional and skilled manpower for the performance of its undertakings hereunder.

6.2.The Company undertakes to make available to the [NAME REDACTED] for the implementation of the Program an amount as stated in Section 9 of this Agreement.

6.3.To submit an annual report regarding the progress of development of the Program Products as food supplements in various products with details of the products and the stage of development.

6.4.To take the required steps in order to develop the Program Products on an industrial scale and to integrate them as food products and/or in any other manner.

6.5.To take the required steps in order to manufacture the supplements - Program Products.

6.6.To take the required steps in order to market, develop markets, sell and/or distribute the Program Products, both in Israel and abroad.

6.7.To submit a business plan specifying how the Program Products shall be integrated in industrial products and commercialized according to milestones with a breakdown into countries, with details of the companies which shall manufacture the Program Products and to provide the [NAME REDACTED] with an update of the business plan once a year.

6.8.To attend to obtaining all of the permits and licenses required at law for the performance hereof in connection with the development and manufacture of the Program Products as aforesaid.

6.9.The Company undertakes to take out appropriate insurance for its benefit and for the benefit of the [NAME REDACTED] with respect to its activity within the framework of the Agreement, including product liability insurance and insurance against damage to property and bodily injury which may be caused to a third party due to the performance of the Agreement.

6.10.a. The Company assumes full liability for any damage, loss, expense and consequences of any type and kind whatsoever caused to any person and/or body by the Company during or due to the manufacture and marketing of the Program Product or use thereof, use and exploitation of the source plants, the scientific and technical Know-How and/or any data or particulars related thereto, conveyed and/or delivered to the Company in connection with the manufacture or marketing of the Program Products; the [NAME REDACTED] shall not bear any liability in any case as aforesaid, except for damage caused by and performed by the [NAME REDACTED] in its part and in its field and is provable, and to the extent that such liability exists under the Torts Ordinance [New Version] or other law applicable in Israel.

b. If the Government, anyone on its behalf and/or employed by it or any of them shall be required to pay or ordered to pay any payment of damage, loss, expense or consequence of any kind or type whatsoever, including legal expenses and attorney's fees, for the causes set forth in subsection a. above, the Company undertakes to fully indemnify each of them for any amount whatsoever which they shall be required to pay, or ordered to pay as aforesaid, and such amount shall be deemed a debt payable to the Government by the Company pursuant hereto.

c. In the event that the Government, anyone on its behalf and/or employed by it or any of them should be required or sued to pay any amount as compensation, damages, loss or consequence of any kind and type whatsoever, the [NAME REDACTED] shall notify the Company thereof, in order to enable the Company to conduct a defense against such requirement and/or claim.

7.Period of Implementation of the Program and Timetable

7.1.The Program shall be implemented on the dates and in the stages as specified in the Program in Appendix A for a period of two (2) years from the date of execution of this Agreement, unless the parties agree that the Program has been completed prior to the scheduled date (the "Period of Implementation of the Program").

7.2.Notwithstanding the above, the Company shall be entitled to terminate the Program 90 days in advance and provided that a reasoned notice in writing was delivered upon the occurrence of one of the following circumstances:

7.2.1. Lack of significant progress in the research objectives.

7.2.2. Lack of commercial feasibility due to development in the Company's business.

7.3. In the event of termination of the Program as set forth in Section 7.2 above, the following provisions shall apply:

7.3.1.If the Company should terminate the implementation of the Program by the end of the first (1st) year it shall be obligated to complete all of its debts to the [NAME

REDACTED] for such year and it shall not have any right with respect to the Program Products.

7.3.2. If the Company should terminate the implementation of the Program after twelve (12) months from the commencement of implementation of the Program, then the [NAME REDACTED] shall deliver to the Company no later than thirty (30) days from the date of termination the Program Products that were developed up to such time and in its possession and/or control related thereto.

7.4. In the event of shortening the period of the Program and/or termination of the Program, as aforesaid, the [NAME REDACTED] shall provide the Company, immediately upon termination of the implementation of the Program with a report regarding the progress of implementation of the Program up to the date of its termination as aforesaid no later than thirty (30) days from the termination of implementation of the Program; The Company shall pay the [NAME REDACTED] the amounts payable thereto up to such date subject to that specified in Appendix A of the Program including unconditional expenses not subject to cancellation. The [NAME REDACTED] shall be entitled to royalties pursuant to Section 11 from any product of the Program Products commercialized by the Company.

7.5. In the event that the [NAME REDACTED] should be interested in terminating the Program, it shall notify the Company thereof by ninety (90) days' advance written notice prior to the end of each calendar year of implementation of the Program, without this being deemed a breach of the Agreement, upon the occurrence of one or more of the following circumstances:

7.5.1. If the Chief Researcher should be unable to continue implementation of the research and no substitute therefor acceptable to the Company is found;

7.5.2. For reasons beyond the [NAME REDACTED]'s control.

7.6.Upon giving a termination notice as set forth in Section 7.5 above, the [NAME REDACTED] shall deliver, no later than thirty (30) days from the date of termination of the Program, to the Company, any information and material developed within the framework of the Program up to such date and all of the Know-How amassed during the implementation of the Program and/or involved therein and the Program Products developed up to such date and in its possession and/or control. The [NAME REDACTED] shall not be entitled to use the Know-How amassed during the implementation of the Program and/or related thereto including with respect to the Program Products and/or to engage with another commercial entity in connection with Know-How amassed during the implementation of the Program and/or involved therein and with respect to the Program Products developed within the framework hereof; likewise, the [NAME REDACTED] shall not be entitled to receive any additional payments whatsoever pursuant to that specified in Section 9 below beyond the payments payable thereto up to the termination date however, nothing herein shall derogate from or prejudice payments which the Company must pay under Section 11 below, regarding any products of the commercialized Program Products.

7.7. The parties may, by coordination between them, extend the period of implementation of the Program for an additional period, in accordance with their discretion (the “Extended Period") including approving modifications and deviations from the timetable provided that the terms therefor are agreed between the parties.

7.8.In the event that the period of implementation of the Program is extended as set forth in Section 7.71 above the following provisions shall apply:

7.8.1.The parties shall determine by agreement between them the budget for the Extended Period and the manner of implementation thereof in accordance with the principles hereof.

7.8.2.All of the provisions hereof shall apply to the Extended Period with the required changes in accordance with the circumstances.

8.Cooperation

8.1.The parties shall cooperate fully, continuously and closely in managing and implementing the Program.

8.2.Without derogating from the generality of subsection 8.1 above, the parties undertake to enable each party to the other, to supervise, by prior coordination, any site in which the Program is being implemented, to provide any information and anything related to the implementation of the Program and to enable free access to any such information.

9.Program Budget and Payments

9.1.9.1.1. The Company shall pay for the implementation of the Program, through the Department for the Promotion and Implementation of Research in Agriculture, an amount in NIS equal to US$140,000 (one hundred forty thousand US Dollars) not including VAT (including overheads of twenty five percent (25%)), for the period of implementation of the Program, as follows:

In the first year - NIS equal to US$70,000 (seventy thousand US Dollars).

In the second year - NIS equal to US$70,000 (seventy thousand US Dollars),

       In the following installments and times each year:

An amount of US$30,000 (thirty thousand US Dollars) within thirty (30) days of the execution hereof and at the beginning of each calendar year of implementation of the Program.

An amount of US$20,000 (twenty thousand US Dollars) no later than 6 (six) months from such date.

An amount of US$20,000 (twenty thousand US Dollars) upon submission of an annual scientific and financial report and at the end of the Program period a summarizing report.

The Dollar rate shall be calculated according to the representative Dollar rate known at the time of issuing an invoice by the [NAME REDACTED].

9.1.2. To secure the Company's undertakings to finance the Program for the [NAME REDACTED]in this Agreement, the Company undertakes to deposit with the [NAME REDACTED]'s [TITLE REDACTED] a bank guarantee in the amount it undertook for the first research year. The guarantee shall be renewed each year and shall be in accordance with the level of the Company's undertakings to finance the research in such year.

9.2.[NAME REDACTED] shall allocate the Program funds solely for payment of the expenses directly related to the Program all in accordance with the Program, except for overheads as accepted by the [NAME REDACTED].

9.3.The payments shall be made by the Company based on invoices that shall be submitted by the Department for the Promotion and Implementation of Research in Agriculture current

+ thirty (30) days from receiving the invoice except for the first payment which shall be made no later than twenty (20) days from the execution of the Agreement.

10.Intellectual Property Rights

10.1.The Intellectual Property rights under any law or agreement hereunder shall be registered as specified below. In any event of registration of Intellectual Property rights belonging to the [NAME REDACTED] they shall be registered in the name of the State of Israel, with mention of the names of the researchers engaged in the research.

10.1.1.Any Intellectual Property that is granted registration or not under any law, created by the [NAME REDACTED] prior to the execution of this Agreement shall be owned by the [NAME REDACTED].

10.1.2.Any Intellectual Property developed during or as a result of the implementation of the Program by the [NAME REDACTED] shall be owned by the [NAME REDACTED].

10.1.3.Intellectual Property developed jointly by the [NAME REDACTED] and the Company shall be jointly owned by the [NAME REDACTED] and Company.

10.1.4.Intellectual Property developed exclusively by the Company during the period of implementation of the Program not on the basis of the Program Products and/or the Patent shall be owned by the Company.

10.2.The Company undertakes that the registration of the Intellectual Property rights in Israel and worldwide of the Patent and of the Program Products, in the Company's discretion, shall be made at the Company's expense including renewal and protection of such registrations.

10.2.1.For the avoidance of doubt, the expenses outlined in subsection 10.2 shall be borne by the Company, in addition to its undertakings under Section 9 above.

10.2.2.The Company undertakes to report to the [NAME REDACTED] once a year on the patents submitted for registration and/or the renewal of their registration by it or that were registered during such year with a breakdown of the countries of registration.

10.3.For the avoidance of doubt, anything involved in the preparation of the material for the purpose of registration shall be made solely in coordination with the [NAME REDACTED].

10.4.The [NAME REDACTED] shall employ its best efforts to assist the Company with anything related to the registration of the patents or other Intellectual Property or protection thereof, and shall deliver any professional material required for such purpose and shall update the Company of anything related thereto.

10.5.The [NAME REDACTED] undertakes to provide the Company with any document or approval, or power of attorney or assistance required for the purpose of registering the Intellectual Property regarding the Program Products whether in Israel or abroad.

10.6.For the avoidance of doubt, the provisions outlined in subsections 10.3 through 10.5 shall also apply upon the occurrence of that stated in Section 7.3.

10.7.The Company undertakes to state in any publication on its behalf the fact of the development of any Program Products by the State in the following language only: "Based on research of the Company and the [NAME REDACTED]".

11.Royalties and Consideration

11.1.The Company shall be granted an exclusive, worldwide license including the right to Grant a Sub-license, to manufacture, use, develop, implement, commercialize, market and sell in

Israel and worldwide the Program Products; The license shall be granted as of the date of execution of the Agreement and for a period of 10 (ten) years commencing from the first commercial sale of any product. The period shall be extended for an additional period of 10 (ten) years. If the protection period of the Patent or other registered Intellectual Property right regarding the Program Products is extended by law,  the license period shall similarly be extended in accordance therewith, up to the entire validity of the patent.

Extension of the license shall be made on condition that the Company has fulfilled all of its material undertakings hereunder.

11.2.In consideration for the license granted to the Company the Company shall pay the [NAME REDACTED]:

1.License fees in a one-time amount in NIS equal to US$40,000 (forty thousand US Dollars) which shall be paid in installments throughout the first year from the execution hereof in the following manner:

The first payment in an amount in NIS equal to US$10,000 (ten thousand US Dollars) shall be paid within thirty (30) days of execution hereof.

The second payment in an amount in NIS equal to US$10,000 (ten thousand US Dollars) shall be paid after 6 (six) months from the date of execution hereof.

The third payment in an amount in NIS equal to US$10,000 (ten thousand US Dollars) shall be paid after 9 (nine) months from the date of execution hereof.

The fourth payment in an amount in NIS equal to US$10,000 (ten thousand US Dollars) shall be paid after 12 (twelve) months from the date of execution hereof.

The Dollar rate shall be calculated according to the representative Dollar rate known at the time of issuing an invoice by the [NAME REDACTED].

2.The Company shall also pay the [NAME REDACTED] royalties at the rate of three percent (3%) of the sales “ex-factory” in Israel and abroad, in those countries in which the patent is registered. The royalties shall be paid from the date of the first commercial sale until the expiration of the last registered patent.

3.In countries in which the Program Products were commercialized and in which a patent was not registered, the Company shall pay the [NAME REDACTED] royalties in the amount of One point twenty-five percent (1.25%) of sales “ex-factory”. The royalties shall be paid for as long as the Program Products are commercialized. Payment of the royalties shall cease on the expiration date of the last patent registered within the framework hereof.

In this section the term “ex-factory” shall have the following meaning: the plant price.

In this section the term "sales" shall have the following meaning: proceeds received by the Company from sales of the Program Products and/or products containing the Program Products, less returns, credits and discounts.

11.3.The Company undertakes to notify the [NAME REDACTED] in writing within thirty (30) days of the date of the first commercial sale in each and any country in which the Program Products are commercialized. The Company shall report the first commercial sale of each product on the date of the commercial sale of each product within the framework of the semi-annual royalties report that shall be provided to the [NAME REDACTED] under Section 11.8.

11.4."Related corporation" - a corporation in which the Company holds at least twenty-five percent (25%) of its shares or ownership rights or of the authority to appoint managers therein.

11.5.If the Company grants sub-license rights to use the license or transfers it to a third party which is not a related corporation (the "Grant a Sub-license") the Company shall also pay the [NAME REDACTED] the following rates from the consideration it shall receive from such third party in addition to its undertakings under Section 11.2 above.

Twenty-five percent (25%) of all consideration received by the Company within one (1) year from the date of signing this agreement.

Fifteen percent (15%) of all consideration received by the Company during the second (2nd) year from the date of signing this agreement.

seven and a half percent (7.5%) of all consideration received by the Company during the third (3rd) year from the date of signing this agreement.

five percent (5%) of the consideration received by the Company after the end of three (3) years from the date of signing this agreement.

11.6.In any case where the Company has signed a sublicense under this agreement, it will send the [NAME REDACTED] a copy of this agreement. The Company will ensure that:

- The sublicense is in accordance with the terms and conditions of this agreement.

- The sublicense is granted on a commercial and equitable basis and in consideration of real payment,

- According to its terms, the sublicense will expire upon the expiration or cancellation of this agreement, unless otherwise decided by the [NAME REDACTED] and the sublicense holder.

- The sublicense will not be transferable or assignable provided that the provisions of this agreement are fulfilled thereunder.

- The sublicense holder will undertake itself and will ensure its employees and agents commit to maintaining confidentiality regarding anything related to this agreement, in accordance with the Company's undertaking hereunder.

11.7.The Company will provide the [NAME REDACTED], a semi-annual report regarding a computerized electronic spreadsheet in a format that will include, inter alia, all the details as stated in Section 11.2 signed by the Company's CEO verified by an accountant on behalf of the Company that includes a breakdown of all royalties owed to the [NAME REDACTED] for that period, in Israel, as well as a breakdown of sales quantities and products regarding each country and state abroad. The reports will be submitted within forty-five (45) days from the end of every calendar half year on August 15th and February 15th of each year and shall relate to the half year for which they were submitted. Within forty-five (45) days from the date of submission of each report, the Company shall pay the royalties due to the [NAME REDACTED] according to the report, plus VAT as required against a VAT invoice made out duly. The sale price in Israel will be calculated in shekels, any sale price abroad will be calculated in US dollars. The royalties will be calculated in US dollars and will be paid in Israeli shekels according to the representative exchange rate of the dollar on August 15th and February 15th, respectively.

Notwithstanding the foregoing, if the Company grants credit to a customer, the sale will be considered as if made by the Company, and royalties will be paid for that sale to the [NAME

REDACTED] even before payment of the sale consideration by the customer to the Company in practice.

11.8.11.8.1 Any payment due under this agreement that has not been paid on time, will bear arrears interest until the actual payment date.

For NIS payments, the arrears interest will be calculated according to the rate of arrears interest of the Accountant General as it will be from time to time and its amendments for the aforementioned arrears period.

11,8.2 For payments in foreign currency that were not paid on time, the interest will be London Inter Bank Offered Rate (LIBOR) for one (1) year + three percent (3%).

11.9.The Company will maintain full and accurate accounting books according to the accepted procedures and formats that will allow determining the amounts of royalties that the Company must pay the [NAME REDACTED]. The Company shall provide the [NAME REDACTED] with a report approved by a certified accountant that will include all the details mentioned in Section 11.8 above, at the end of each calendar year.

11.10.An accountant or auditor on behalf of the [NAME REDACTED], will be entitled to examine the Company's accounting books, and any report or information related to the production and marketing of the Program Products in order to check the amount of royalties to be paid to the [NAME REDACTED] and the accuracy of the information provided to the [NAME REDACTED] in the reports detailed above. The Company will allow such an examination within fifteen (15) days from the date of notice, with advance coordination with the Company and within customary working hours in the Company. Not allowing the possibility of examination for the purpose of the above will be considered a breach of agreement.

11.11.If at the end of eight (8) years from the start of the Program, the Company has not commercialized any product from the Program Products at all, it undertakes to return all the rights granted to the Company under this agreement to the [NAME REDACTED]. If at the end of 8 years from the start of the Program, the Company commercializes the Program Products to an extent less than $125,000 per year, the Company will undertake to pay the [NAME REDACTED] minimum royalties in the amount of $5,000 per year for three (3) years. At the end of three (3) years, if there is no improvement in sales, the rights will be returned to the [NAME REDACTED].

12.Confidentiality and Limitation on Performing Additional Projects

12.1.The parties undertake to keep confidential any data and/or information related to the Program and/or the Program Products, and/or this agreement and/or the possibility of their utilization and marketing and any other information related to them, and/or related to the Company and/or is confidential by its nature, and not to disclose or publish data about them in any way, whether directly or indirectly, to any person or other body without the prior written consent of the other party.

The parties undertake to maintain the confidentiality mentioned above, throughout the period of this agreement and for five years from the date of its termination or expiration subject to the provisions of subsections 12.4 and 12.5.

Any publication is subject to the Company's prior written consent, except for publication of internal administrative information.

12.2.The parties will take all necessary precautions to ensure confidentiality as stated above and at the same level of caution to be exercised in order to protect their own trade secrets.

12.3.Without prejudicing or derogating from the generality of the above in 12.1 in fine, the [NAME REDACTED] undertakes not to publish or allow its researchers and/or anyone on its behalf or behalf, to publish or cause the publication of the research subject of this agreement or any part thereof and/or its results without obtaining the Company's prior written consent to the text of the publication. The Company will respond within forty-five (45) days, either positively or negatively to any request to approve the publication of such research, from the date of receipt of the notice by the Company, if the Company does not respond within the said period, it will be considered as its consent to the publication.

12.4.It is agreed between the parties, that at the end of the objection period for registration of Intellectual Property rights regarding a product or any of the Program Products, the Company will not prevent the [NAME REDACTED] from publishing the research and its results in professional literature. If the Company is not interested in registering a patent regarding the Program Products, this will be at the sole discretion of the [NAME REDACTED] whether to publish or not within 6 months from the date of the Company's decision not to protect the Intellectual Property with a patent.

12.5.The above in subsections 12.1 through 12.4 will not apply to:

12.5.1.Information that is public domain or will be public domain not due to an act or omission of one of the parties.

12.5.2.Information that was known to a party prior to signing this agreement and can be proven in writing.

12.5.3.Information disclosed to one of the parties to this agreement by a third party, entitled to hold it lawfully, without any restriction, and can be proven in writing.

12.5.4.Information that a party was required to disclose due to a demand by a competent authority according to law.

12.6.The Company undertakes that it will take all necessary precautions to ensure the required confidentiality of all the factors and entities that will be required for the purpose of commercializing and manufacturing the Program Products.

12.7.Each party will cause that every employee and/or person acting on its behalf and/or as its representative and/or authorized signatory in the project and anyone coming from it and on its behalf who will be exposed to the information, data and knowledge related to the implementation of the Program, subject of this agreement and/or any knowledge created incidentally and due to the implementation of the research program subject hereof including the Program Products, will comply with the provisions of this section above.

13.Additional Studies

13.1.In addition, and without derogating from anything stated in this agreement, the [NAME REDACTED] undertakes not to perform during the period of implementation of the Program and for three (3) additional years, any additional program (the "Additional Program") that will be identical to the Program in the matters detailed below, all or some of them.

13.1.1.The Patent, patents and Know-How that are the Program Products;

13.1.2.The purpose of the Program as detailed in Appendix A;

14.Termination and Exceptions

14.1.Without derogating from the foregoing, the parties below will be entitled to terminate this agreement during the period of implementation of the Program and/or during the license period in any case where the other party breaches any of its obligations under this agreement, and does not remedy the breach within forty-five (45) days of receiving the other party's notice of such and the provisions of Section 7.5 shall apply accordingly.

14.2.The Company will be entitled to terminate the agreement with a reasoned written notice of ninety (90) days in advance only in a situation of commercial infeasibility that will be proven by a business analysis of the Company.

14.3.Termination of the agreement according to the provisions of this section will be done by written notice delivered to the other party.

14.4.Upon giving a termination notice as aforesaid, the provisions stated in Section 7 above shall apply accordingly.

14.5.Nothing in the provisions of this section shall prejudice and/or derogate from the rights of the parties under any law.

14.6.The confidentiality obligation stated in Section 12 shall apply even after the end of the agreement period or its termination for any reason, for a period of five (5) years from the termination date.

15.Miscellaneous

15.1.is agreed between the parties, that in any case where, by a competent court, the Company's liquidation was declared, the engagement with it will cease immediately and it and/or anyone on its behalf will not have, whether by law or by this agreement and/or permission, any rights in the Intellectual Property owned by the [NAME REDACTED] according to Section 10 above.

Also, the Company undertakes, in engagements it will have with a third party, a similar clause will appear.

15.2.The parties will not be entitled to assign their rights and obligations under this agreement except with the prior written consent of the other party. This is subject to the provisions of Section 11.6 above.

15.3.RESERVED.

15.4.The unique place of jurisdiction regarding anything related to this agreement including its breach will be in the court in Tel Aviv-Jaffa.

15.5.1. It is agreed between the parties, that any consent. To waive or deviate from any condition of this agreement and/or to change from what is stated in a specific case detailed in this agreement, will not constitute a precedent and will not draw an analogy to another case in the future, after this equal conclusion.

2. If any of the parties does not exercise all of its rights under this agreement regarding a specific case, it will not be considered a waiver of its rights in another case, this waiver will not prejudice its other rights under this agreement.

15.6.The addresses of the parties to this agreement are:

The [NAME REDACTED] – [ADDRESS REDACTED]

15.7.The Company - as detailed in the preamble to this agreement.

Any notice or document that a party must send hereunder to the other will be sent by registered mail to the said address and/or any other address for which notice was given as stated, and will be considered received at the end of ninety-six (96) hours from the time of delivery for such shipment.

In witness whereof, the parties have signed:

On behalf of CompanyOn behalf of [NAME REDACTED]

HI-NUTRA BIOSCIENCES LTD.

“Signed”“Signed”

Signatures and stamp	Signature of the [TITLE REDACTED] of the [NAME REDACTED] “Signed”
Signature of the [NAME REDACTED]'s [TITLE REDACTED] “Signed”
Certification of the [TITLE REDACTED] “Signed”
Certification of the [TITLE REDACTED] “Signed”
Certification of the [TITLE REDACTED]

_______

APPENDIX G

[DECLARATION AND UNDERTAKING REDACTED]

APPENDIX A

WORK PLAN PROJECT “CELL CULTURE FROM RED GRAPES” RGC

[WORK PLAN REDACTED]

APPENDIX A

FIRST YEAR WORK PLAN PROJECT “CELL CULTURE FROM RED GRAPES” RGC

[WORK PLAN REDACTED]